Exhibit 99.1

New Jersey Mining Company Releases President’s Letter to Shareholders

COEUR D'ALENE, Idaho, January 13, 2020 (ACCESSWIRE) -- New Jersey Mining Company (CSE/OTCQB: NJMC) (“NJMC” or the “Company”) today distributed the following Letter to Shareholders from NJMC President & CEO John Swallow:

Amongst the many (self-prescribed) pearls of wisdom contained within my iPhone journal, I came across an appropriate quote to introduce this years’ high-level stakeholder discussion. As Arthur Shopenhauer (fittingly) once said, “The task is not so much to see what no one has yet seen, but to think what nobody yet has thought about that which everybody sees”. This quote describes our approach to business as well as the seemingly overlooked influence of society’s generational turnings toward more passive portfolio management.

As the curtain rises on the new year we admirably reflect on the fact that it was considerably more difficult to get to where we are than to get to where we are going. In this new era of the virtual marketplace and fleeting brand loyalty, it seems apropos that NJMC supplies a commodity that has been in demand for over 2,000 years. It is our continued belief that the subtle trend toward $1,500/oz gold is telegraphing that the next chapters of the economy are being drafted while few recognize that some of its authors are already producing content.

As a local Idaho company, we believe strongly in our boots on the ground management style and community-based business approach. With the location of our mine on a year-round Idaho highway and the mill just off Interstate 90, we enjoy a greatly understated jurisdictional and geographical advantage not frequently encountered within the marketplace. We believe the potential rewards from a global increase in the demand for gold will gravitate toward those firms pre-positioned to where the market is going and not already affected by someone else’s exit strategy. Furthermore, we recognize the clock is always ticking for those without a source of non-dilutive cash flow and/or permitting in more remote and capital-intensive locations. Our specific set of skills and geologic endowment has allowed us to stay under the radar while consolidating the under-developed and forgotten (Murray) Gold Belt portion of the world-class Coeur d’Alene Mining District.

Being somewhat agnostic to industry cycles, much of our prior focus was on base building, balance sheet improvement and becoming a producer – which proved prescient as gold prices moved higher and the potential for deep-rooted mineralization at the Golden Chest began to quietly draw outside attention. Last year we invested in newer equipment and overall operating processes which resulted in gradually lowering costs per ounce, increased mine production and record throughput at the mill. From modeling to exploration and from mining to milling, our focus was toward moderate growth and a February-inspired across the board goal of “getting better at what we already do”.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

In regard to production-based exploration, most of our efforts focused on the upcoming open pit expansion and future underground development. Within the MGB, as we improve the quality of our overall district base, energy has naturally moved away from lesser land packages – thus the Crown Point option will not be part of our portfolio in the new year. The combination of its ownership structure, limited potential and permitting delays ran contrary to our unofficial rule and initial justification for considering the project. Our holdings in that area are reflected in the wholly owned Potosi patented and un-patented land package that lies adjacent to and on-strike to the south. From both a macro and micro level, continued evaluation of strategic mining and/or milling opportunities is ongoing.

In conclusion, as Henry Ford once said, “You can't build a reputation on what you are going to do”, thus said, it is fairly obvious that we feel the experience gained from being an Idaho Company and becoming proficient in “just about everything related to gold production” has resulted in a defined advantage for our company. And while the potential for “movement” relating to our Montana and central Idaho holdings exists, the subject of this particular commentary is closer to home. To set the stage for the year ahead we are providing a high-level bullet-point synopsis relating to our (largely) proprietary district base – a direct reflection of our discussions and beliefs – in an effort to share with our stakeholders “why we like it”.

Sincerely,

John Swallow

Murray Gold Belt (MGB)

-The world’s great mining districts are zoned (gold zone, silver zone, copper zone, etc.), with the MGB being the gold zone related to the silver zone of the world-class Coeur d’Alene Mining District (CMD).

-Mines of the CMD and the MGB can be classified as orogenic mineral deposits.

-Orogenic deposits and their associated vein systems often set-up in mineralized shoots/localized areas of economic mineralization.

-Golden Chest vein system has six separate mineralized shoots along 1,200 meters of strike-length. Vertical limits of the six mineralized shoots have not been identified and all remain open at depth.

-A recent graduate thesis on the Golden Chest Mine indicates depth of mineralization to be from 3km to 10.5km below the ground surface.

-The MGB has numerous gold prospects and old mines, most of which have not received any sort of modern exploration. A number of these prospects share similar characteristics to the Golden Chest mine (a target-rich environment).

By the Numbers

-Current mining (Skookum shoot and adjoining mineralization) is only 200 meters out of the 1,200 meters of overall strike.

-Deepest drilling (GC 12-121: 2.5 m (true thickness) assaying 4.35 ppm Au) at the Golden Chest intercepts the Idaho Fault around the 650 elevation, 260 meters below current underground production.

-Average true-thickness of gold mineralization from drill intercepts is 19.4 gram/meters.

-Conservative 1:2 strike-length to vertical-depth ratio, indicates the potential for 2,400 meters of vertical mineralization and the potential for the Golden Chest to host a multi-million-ounce deposit.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Potential/The Future

-Every $100/ounce increase in gold roughly doubles profitability - inputs are expected to remain relatively steady.

-Profitability impacted (positively and negatively) by gold grade, gold prices, recovery, and production rates.

-The mineralized shoots at Golden Chest have strong periodicity and a consistent dip/rake that allows for more predictive drill planning.

-Use mining and drilling experience at Golden Chest as a template for a sharpshooting deep drill program(s) along strike and ahead of production.

-Specific surface/underground technical experience refines approach to MGB holdings.

-New Jersey staff are domain experts in the MGB (and many of Idaho’s gold districts).

-Similarities between the Golden Chest and the Fosterville Mine (Australia) are intriguing; both are orogenic gold vein systems, hosted in geologically similar (turbidite) rock types and are structurally controlled by reverse faulting.

Development/Infrastructure

-Golden Chest was the largest historic lode producer of gold in north Idaho.

-Golden Chest located on state Highway 9, with year-round access.

-New Jersey Mill in operation, located along Interstate 90, south of the MGB.

-Project has 29,500 meters of prior drilling, 3,000 meters of underground development.

-NJMC owns 1,141 acres of patented claims and maintains 3,901 acres of unpatented claims in the MGB and retains a 2% NSR on Hecla’s Toboggan Project (N.1/2 of the MGB).

-More than $13-million spent to explore, develop and expand the Golden Chest Project.

-NI 43-101 Technical Report with overall mineralized gold resource of 477,000 oz (254,000 oz gold in the Measured and Indicated categories and 223,000 oz in the inferred category).

Qualified person

NJMC’s Vice President of Exploration, Robert John Morgan, PG, PLS is a qualified person as such term is defined in National Instrument 43-101 and has reviewed and approved the technical information and data included in this press release.

Production is not based on a feasibility of mineral study of mineral reserves demonstrating economic and technical viability, as a result there is increased uncertainty and economic and technical risks.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in North Idaho, where it is producing gold at its Golden Chest Mine. Gold was first discovered in the Murray Gold Belt in 1882, but by 1888 mining declined as the center of activity and demand for labor shifted to the Silver Valley following the discovery of the Bunker Hill, Sunshine, Lucky Friday, and other iconic regional mines. The rebirth of the long-forgotten Murray Gold Belt has been led by NJMC, as evidenced by production from open-pit and underground operations at the Golden Chest Mine, its extensive land package and superior knowledge of the district gained from current development and production, and ongoing exploration activities.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

NJMC has established a high-quality, early to advanced-stage asset base in three historic mining districts of Idaho and Montana, which includes the currently producing Golden Chest Mine. The Company’s objective is to use its considerable in-house skill sets to build a portfolio of mining and milling operations, with a longer-term vision of becoming a mid-tier producer. Management is shareholder focused and owns more than 15-percent of NJMC stock.

The Company’s common stock trades on the OTC-QB and CSE Market under the symbol “NJMC.”

For more information on New Jersey Mining Company go to www.newjerseymining.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that Company’s drilling operations are not as efficient as anticipated, the risk that exploration results do not result in future production the risk that the Company is unable to obtain sufficient funds necessary for expansion or the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814